UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 28, 2008 (February 22, 2008)
Retail Ventures, Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-10767	20-0090238

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3241 Westerville Road, Columbus, Ohio	43224

(Address of principal executive offices)	(Zip Code)
(614) 471-4722

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
First Amendment to Agreement to Acquire Leases and Lease Properties
     As previously reported in a Form 8-K filed on October 4, 2007 by Retail Ventures, Inc. (the “Company”), on October 3, 2007, the Company, together with its then-wholly-owned subsidiary, Value City Department Stores LLC, an Ohio limited liability company (“VCDS”), and its wholly-owned subsidiary, GB Retailers, Inc., a Delaware corporation (“GB Retailers” and, together with VCDS, the “VCDS Tenants”), entered into an Agreement to Acquire Leases and Lease Properties (the “Agreement”) with Schottenstein Stores Corporation (“SSC”), certain affiliates of SSC (collectively with SSC, the “SSC Landlords”), Burlington Coat Factory Warehouse Corporation (“Burlington”) and Burlington’s affiliates listed on Exhibit A to the Agreement (collectively with Burlington, the “Burlington Entities”).
     The Agreement relates to the disposition by the VCDS Tenants of up to twenty four (24) leases identified in the Agreement under which the VCDS Tenants are lessees or sublesees (collectively, the “Leased Premises”). Pursuant to Section 3 of the Agreement, Burlington is required to notify Value City of (1) those leases which it elects to acquire by assignment, (2) those Leased Premises with respect to which it desires to enter into new leases with the SSC Landlords, (3) those Leased Premises with respect to which it desires to sublease from SSC or VCDS, (4) those leases and Leased Premises it elects not to acquire by assignment, lease or sublease and (5) those leases as to which it elects to extend the date of obtaining necessary landlord consents (collectively, the “Burlington Elections”).
     On February 22, 2008, the parties entered into a First Amendment to Agreement to Acquire Leases and Lease Properties, dated effective as of February 15, 2008 (the “First Amendment”), in order to reflect the Burlington Elections and make conforming changes to the Agreement. As more fully described in the First Amendment, among the other transactions described therein:
•	Burlington waived all contingencies with respect to eleven (11) leases identified on Exhibit 1 to the First Amendment, and will proceed to closing on those locations following the completion of going out of business sales with respect to such leases;
•	SSC waived all contingencies with respect to three (3) of the eleven (11) leases identified on Exhibit 1 to the First Amendment in its capacity as an SSC Landlord;
•	Burlington elected to reject and remove from the Agreement two (2) leases identified in the First Amendment;
•	the parties established closing dates with respect to certain leases identified in the First Amendment;
•	the parties extended the dates for obtaining necessary landlord consents for certain leases identified in the First Amendment;
•	with respect to four (4) leases identified in the First Amendment, in lieu of these leases being assigned by VCDS to Burlington as contemplated in the Agreement, the parties agreed that (a) each of these leases shall be terminated on the closing date pursuant to a termination agreement between VCDS and the landlord, (b) Burlington shall enter into new leases with the landlord with respect to these four leases and (c) with respect to one of these leases, (i) VCDS shall receive from the landlord a termination fee in the amount of six million dollars ($6,000,000) and (ii) the purchase price allocated to this lease and payable by Burlington to VCDS under the Agreement (three million dollars ($3,000,000)) shall be deleted from the Agreement;
•	the parties extended the date by which SSC may elect to cause a removal of two (2) leases identified in the First Amendment;
•	the parties amended the possession dates with respect to certain leases identified in the First Amendment; and
•	the parties modified Burlington’s obligation to pay rent on certain leases identified in the First Amendment.
     The foregoing description of the First Amendment and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the full text of the First Amendment. A copy of the First Amendment is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Relationship between the Company and SSC
     SSC owned approximately 39.5% of the Company’s outstanding common shares (50.2% assuming the issuance of additional Company common shares upon the exercise of conversion warrants and term loan warrants held by SSC) as of the beginning of the Company’s current fiscal year. As discussed in greater detail under the caption “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” in the Company’s proxy statement for the 2006 fiscal year, the Company is party to several ongoing agreements with SSC and its affiliates, including the following: (1) the Company leases stores and warehouses under various arrangements with SSC and its affiliates; (2) the Company purchases merchandise from affiliates of SSC; (3) the Company receives services from SSC pursuant to a corporate services agreement; and (4) SSC is the lender for the Company’s $0.25 million Senior Non-Convertible Loan.

ITEM 9.01	FINANCIAL STATEMENTS and EXHIBITS.
(d) Exhibits.

Exhibit No.	Description

10.1	First Amendment to Agreement to Acquire Leases and Lease Properties, dated effective as of February 15, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETAIL VENTURES, INC.
Date: February 28, 2008	By:	/s/ James A. McGrady
James A. McGrady
Executive Vice President, Chief Financial Officer, Treasurer and Secretary